CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 26, 2015, relating to the financial statements and financial highlights of the Cambria Shareholder Yield ETF, Cambria Foreign Shareholder Yield ETF, Cambria Global Value ETF, Cambria Global Momentum ETF and Cambria Global Asset Allocation ETF, which appears in the April 30, 2015 Annual Report to Shareholders of Cambria ETF Trust, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 27, 2015